EXHIBIT 99.1

News Release
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Sitrick and Company, Inc.
Los Angeles/New York

Not for Release Before May 28, 1996, 8:30 AM EDT


                              Contact:  Sitrick and Company, Inc.
                                        (310) 788-2850 (24 hours)
                                        (800) 686-1910 (pager)
For Immediate Release
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            SMITH CORONA FILES PLAN OF REORGANIZATION
                     AND DISCLOSURE STATEMENT


     New Canaan, Conn. -- May 28, 1996 -- Smith Corona Corporation (NYSE:SCO) reported today that the company filed Plan of Reorganization and Disclosure Statement with the Bankruptcy Court in Wilmington, Del. The documents, which were filed late May 24, 1996, set forth the proposed blueprint for satisfying creditor claims and outline the business plan for the company's future operations.
     Under the terms of this Plan, holders of secured claims would receive payment in full in cash or any other such treatment as may be agreed by the creditor and the reorganized company.
     Holders of general, allowed unsecured claims, estimated to total approximately $25,000,000, would receive pro rata cash distributions as well as 85 percent of the common stock in the reorganized company. Creditors in this class would share a cash pool of $10,280,000 and would also be entitled to the net proceeds resulting from the settlement of any avoidance actions.
     Under the Plan, all retiree health and life insurance claims, as well as pension claims, would be unimpaired and assumed by the reorganized company. No consideration is provided for existing equity holders.
     According to Ronald Stengel, president and chief executive officer of Smith Corona, "We have made substantial progress during the Chapter 11 period to reorganize our business and reduce operating expenses. Since prolonged operations under Chapter 11 would likely reduce the value of the company, it was important that we develop a Plan that will expedite Smith Corona's emergence from Chapter 11 while providing maximum recovery for creditors.
     "We believe that this Plan represents the best prospect for a consensual Plan of Reorganization with acceptable recoveries for all major creditor constituencies. We anticipate that the official committee representing unsecured creditors will support this Plan."
     The business plan outlined in the company's Disclosure Statement calls for expanding the current product lines to include personal computer accessories, telecommunications equipment, and other home and office products. This expansion would occur through outsourcing products and developing strategic alliances with other manufacturers.
     "The Smith Corona name and our products are still valued in the marketplace. Moreover, the company has an extensive and valuable distribution network that will allow it to be a leading provider of technologically advanced office products worldwide," Mr. Stengel stated.
     Mr. Stengel noted that "while the Plan, as filed, represents at this time the greatest possible recovery to creditors, it does not preclude Smith Corona from receiving acquisition proposals which could provide equal or greater recovery to creditors and equity holders. Our fiduciary responsibility is to maximize these recoveries, and that remains our primary objective."
     Smith Corona is a leading worldwide manufacturer and marketer of personal word processors, portable electric typewriters, label printers, and other products and accessories for use in the office, home and school. The company filed under Chapter 11 of the U.S. Bankruptcy Code on July 5, 1995.


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